Exhibit 10.12

Business Cooperation Framework Agreement

This BUSINESS COOPERATION FRAMEWORK AGREEMENT (this “Agreement”) is made and entered into as of October 1, 2013 between:

(a)	Qunar Cayman Islands Limited, a Cayman Islands exempted company (“Qunar”); and

(b)	Baidu, Inc., a Cayman Islands exempted company (“Baidu”).

Qunar and Baidu, are hereinafter collectively referred to as the “Parties” and each a “Party”.

W I T N E S S E T H:

Whereas, the Parties agree to further enhance cooperation in the online travel business by effecting product integration on Cooperation Platform in relation to the Collaborative Products provided via the PC Internet.

NOW, THEREFORE, in consideration of the foregoing recital, the mutual promises hereinafter set forth, the benefits to be derived from the transactions contemplated hereunder, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Definitions	Unless otherwise required herein, capitalised terms used in this Agreement shall have the meanings set out in Schedule 1.
2. Commercial Cooperation

2.1     Subject to the terms and conditions herein, Baidu shall grant Qunar the exclusive right to operate the Cooperation Platform in relation to the Collaborative Products.

For the purpose of this Agreement, “Collaborative Products” include airline tickets, hotels, and commercial Package Tour Products provided via the PC Internet.

2.2     For the avoidance of doubt, Baidu shall reserve the right to continue (i) its promotion and advertising services in the travel sector in accordance with its promotion, layout and displaying strategies, which include, but not limited to, its existing commercial promotion services and product brand advertising, and any other travel promotions or advertising services Baidu may launch in the future, (ii) Baidu’s existing Travel Product (http://travel.baidu.com) and related products in the form of User Generated Content (UGC) with respect to scenic attractions, tour routes, travel plans and similar content; and (iii) provision of group buying navigation, recommendation or media promotion on a non-proprietary basis; and the foregoing shall be excluded from the operation right granted herein to Qunar.

2.3    For the duration of this Agreement:

(a)     Baidu shall endeavor to launch the Cooperation Platform by December 31, 2013 and ensure its stability, security and legality (excluding with respect to any content provided by Qunar on such platform), so that Qunar is able to make full preparation to operate the Cooperation Platform from January 1, 2014;

(b)     Baidu shall make reasonable business efforts to promote the Cooperation Platform so that the MTG can be achieved; and

(c)     During the Initial Term, if Baidu has plans to substantially upgrade or change the business direction of the Zhixin Platform, which will adversely affect the operation of the Zhixin Platform, Baidu shall inform Qunar one month in advance.

3. Consideration and Principles of Settlement

Qunar acknowledges it will benefit from the cooperation with Baidu, including in terms of market share, company profile, and competitive edge. In consideration of such benefits and the exclusive operation right granted by Baidu hereunder, Qunar agrees to pay the Baidu Entitlement and issue Warrants which will be settled by way of Warrant Shares and/or cash in accordance with this Agreement.

4. Share Warrants

4.1     Qunar shall undertake to issue share warrants (the “Warrants”) on the Effective Date with terms and conditions as set forth in this Clause.

(a)    Exercise Period

The Warrants are exercisable in accordance with the following schedule:

25% (subject to adjustment pursuant to Clause 4.1(c)(ii)) will become exercisable at any time after January 15, 2015 until December 31, 2019 (the “Expiry Date”);

35% (subject to adjustment pursuant to Clause 4.1(c)(ii)) will become exercisable at any time after January 15, 2016 until the Expiry Date;

40% (subject to adjustment pursuant to Clause 4.1(c)(ii)) will become exercisable at any time after January 15, 2017 until the Expiry Date.

In respect of each batch of Warrants exercisable pursuant to the above schedule, the period between the date on which it becomes exercisable and the Expiry Date is referred to hereinafter as the “Exercise Period”.

(b)    Ways of Settlement

The Warrant can be settled by cash, or by Qunar’s class B ordinary shares (issued as fully paid, free of any encumbrance, and carrying the same rights as other class B ordinary shares of Qunar)(such shares, the “Warrant Shares”), at Baidu’s election in respect of all or any portion of each batch of the Warrants.

Subject to the exercise schedule in Clause 4.1(a) above, Qunar shall settle the Warrants within 30 days of Baidu’s request, provided that, if Baidu chooses to settle by cash, Baidu shall allow reasonable time but no more than three months for Qunar to meet the cash flow needs if there is a valid commercial reason that Qunar temporarily has a cash shortage and Qunar shall pay interest on the amount payable at the loan interest rate for the same period set by the People’s Bank of China.

Baidu may choose which way to settle the Warrants, except that if the non-competition undertaking of Baidu has terminated, Baidu can choose to settle by class B ordinary share up to the number of shares that will bring Baidu’s holding of Qunar voting power up to 49.9% and the rest must be settled by cash at an amount equal the higher of (i) the Reference Price per class B ordinary share, and (ii) the then prevailing Fair Market Price, times the number of the class B ordinary shares underlying the rest of the Warrants exercised by Baidu that are not allowed to be settled by share pursuant to this Clause 4.1(b).

(c)    Underlying Warrant Shares and Adjustments

(i)      The underlying number of class B ordinary shares, with respect to the Warrants, shall be arrived by dividing USD229 million by the Reference Price, provided that the number of underlying shares shall be subject to customary anti-dilution adjustments.

(ii)     If in respect of any year of the Initial Term, x) Qunar fails to meet the applicable Benchmark Revenue, and y) Baidu fails to fulfill 90% of the applicable MTG (such 90% of the MTG, the “Benchmark MTG”), the number of underlying class B ordinary shares issuable upon exercise of the relevant batch of Warrants in respect of such year in accordance with Clause 4.1(a), as decided in accordance with Clause 4(c)(i) will be adjusted downwards, in proportion to the deficit of the Benchmark MTG.

(d)    Settlement by Share

The exercise price is zero per class B ordinary share.

The class B ordinary shares issued upon settlement of the Warrants shall be freely transferable and tradable on the stock exchange in the US on which Qunar has effected a Qualified IPO, and for such purpose and upon Baidu’s request, Qunar shall cause the Warrant Shares or securities representing the Warrant Shares, to be registered with the U.S. Securities and Exchange Commission promptly after Baidu requests such registration.

(e)    Settlement by Cash

The cash amount payable shall be the Reference Price per class B ordinary share times the number of class B ordinary shares underlying the amount of Warrants Baidu demands settlement.

The settlement shall be made by Qunar Affiliates in the PRC.

5. Product Integration

During the operation of the Cooperation Platform:

5.1     Qunar shall comply with Baidu’s product specifications, design standards and requirements stipulated from time to time and cause the products to be consistent with Baidu users’ user experience.

5.2     Qunar shall comply with Baidu’s general evaluation and approval process for product initiation, design, development and launch as stipulated from time to time, and obtain Baidu’s approval before the launch, upgrade, and modification of any product.

5.3     Qunar shall ensure the authenticity of merchandise information, qualification and credential of merchants and conform to the requirements of Baidu stipulated from time to time.

5.4     Baidu shall undertake to comply with certain requirements in connection with the display of travel-related search results for the Zhixin Plateform during the Initial Term. The Parties shall enter into a supplemental agreement thereon.

6. User Account, Transaction and Payment	6.1 Qunar shall enable users to log in the Cooperation Platform and Qunar Sites using their Baidu accounts.

6.2    User Payment:

(a)     Qunar shall cause any Logged-in Baidu Users to be directed to a payment page containing the payment methods solely determined by Baidu to effect a transaction in relation to the Collaborative Products; and

(b)     For any account-based-payment by Non-logged-in Baidu Users, Qunar shall cause such users to be directed to a payment page where payment methods provided by Baidu (such as BaiFuBao( )) shall be listed on top of all other third-party payment methods and displayed no less prominently than other third-party methods (including but not limited to width, height, font size and logo size); and for any card-based payments (including but not limited to credit card and debit card) by a Non-logged-in Baidu Users, the Parties agree that they shall use best business efforts to reach an agreement to promote the payment methods provided by Baidu to be the most widely used among other methods of payment.

6.3     Subject to Qunar’s compliance with Clause 5, the payment process and the design of the payment page of the Cooperation Platform shall be determined by Qunar to ensure user experience.

6.4     If Qunar notices deterioration of user experience in relation to payment methods provided by Baidu, which shall be substantiated by reliable and sufficient data, Baidu agrees to take commercially reasonable measures to improve the payment methods, provided however that, the payment methods provided by Baidu shall remain on top of all third-party payment methods.

7. Tracking System

7.1     As soon as practicable after the date hereof and no later than December 31, 2013, Qunar shall provide Baidu full and real-time access to the operating metrics and user data, including but not limited to (i) the complete session of the users’ conduct, (ii) user transaction and payment related information, and (iii) billing and revenue recognition by Qunar, in relation to the Cooperation Platform. The Parties will enter into supplemental agreements to detail the scope of such data required by Baidu.

7.2     Baidu and Qunar shall agree on the method in calculating traffic statistics, which shall be guaranteed by technical measures, and in case of discrepancy, Baidu’s statistics shall be final, so long as Baidu allows Qunar access to its system to collect traffic data and review traffic statistics.

8. Non-discrimination Polices

8.1     Qunar undertakes that it will use best business efforts to develop and promote the Cooperation Platform, and agrees to abide by a general non-discriminating policy, including, but not limited to:

(a)      it shall ensure that the Cooperation Platform users’ user experience be the same as the users of the Qunar Sites in terms of product resources, user service and stock of products and such other aspects, and shall not treat the users of the Cooperation Platform discriminately; and

(b)     it shall adopt and implement the same operating strategies with regard to products on the Cooperation Platform as with regard to products on Qunar Sites, and shall not apply in any manner any discriminating operating and sale policies (including but not limited to pricing, promotion, distribution polices) on or in relation to the Cooperation Platform, provided however that, Qunar cannot ensure the same users’ user experience in the payment process between Logged-in Baidu Users and Non-logged-in Baidu Users, due to the limitation of different payment APIs adopted.

9. Benchmark Revenue and Profit Sharing

9.1     Qunar shall make best business efforts to achieve a certain agreed-upon benchmark of the Qualified Revenue (such benchmark, the “Benchmark Revenue”) for the year 2014, 2015 and 2016, respectively, and the Parties agree that the total Benchmark Revenue for the Initial Term is RMB1,910 million. The calculation of the Qualified Revenue is illustrated in Schedule 2 of this Agreement. The Parties will enter into supplemental agreements in connection with the allocation of the total Benchmark Revenue to each year of the Initial Term.

9.2     Qunar agrees to pay for services it receives from Baidu, and Baidu shall be entitled to 76% of the excess of the Qualified Revenue over the Benchmark Revenue (“Baidu Entitlement”) in respect of each year of the Initial Term, to be calculated and settled by cash quarterly, payable within 30 days after quarter end, during the Initial Term.

The Baidu Entitlement shall be settled by Qunar Affiliates in PRC.

10. Minimum Traffic Guarantee

Baidu shall undertake that the aggregate page views generated from users of the Cooperation Platform be no less than 2,190 million page views per year for the year 2014, 2015 and no less than 2,196 million page views for 2016, respectively (“Minimum Traffic Guarantee”, or “MTG”).

11. Agreements on Renewed Period

Unless both Parties agree not to renew, this Agreement shall automatically be renewed for another seven (7) years (the “Renewed Period”) upon expiry of the Initial Term on terms and conditions that shall not be less favorable than those applicable in 2016, and the warrants in respect of the Renewed Period shall be issued every three years at the then prevailing market price of the class B ordinary shares of Qunar. Notwithstanding the foregoing, Baidu’s commitment in connection with the display of search results as given pursuant to Clause 5.4 shall terminate upon the expiry of the Initial Term, irrespective of any renewal of this Agreement.

12. Non-competition by Baidu

Subject to other terms of this Agreement and save for the cooperation between the Parties in relation to the Cooperation Platform in accordance with this Agreement, from the Effective Date until the later of (i) the termination of this Agreement, (ii) the termination of the BCA, and (iii) the date on which Baidu and its controlled Affiliates hold less than 50% of the voting power attaching to the outstanding shares of share capital of Qunar (on a fully-diluted basis), Baidu shall not, and shall cause its controlled Affiliates not to, engage in any of the “Restricted Businesses” (as such term was defined in the BCA), provided that the foregoing obligations shall not apply with respect to the exclusions from non-competition as provided for in Section 3.02 of the BCA, and such exclusions are incorporated herein by reference.

13. Acknowledgement on Light Applications

For the avoidance of doubt, the Parties hereby acknowledge and agree that, notwithstanding any provisions to the contrary herein or in the BCA, Baidu shall always be free to provide the capabilities of its Light Application Platform (including but not limited to App Builder, Site Builder and Clouda) to Internet service providers (including, but not limited to, any travel related Internet service providers) for building, running and operating Light Applications (including but not limited to travel related Light Applications); and Baidu shall have the right to promote Light Applications on any of its platforms or products.

This Clause 13 shall survive termination of this Agreement, and remain valid and binding insofar as the obligations of Baidu under Section 3.01 of the BCA or Clause 12 hereof remain valid and binding.

14. Term	The term of this Agreement is three (3) years (which is between the Effective Date and the end of 2016, the “Initial Term”), and can be extended for another seven (7) years pursuant to Clause 11.
15. Termination

15.1   Termination by Baidu.

(a)     Baidu shall have the right to terminate this Agreement if:

(i)      Qunar breaches this Agreement and fails to remedy the breach within one (1) month after Baidu has given written notice;

(ii)     Qunar breaches this Agreement and materially and adversely affects the interests of Baidu (“Material Breach”);

(iii)    Qunar unilaterally ceases or refuses to continue to perform this Agreement; or

(iv)    Baidu, based on its commercial assessment, determines that the cooperation contemplated hereunder has not achieved its business expectations.

(b)     Review Committee. Subject to and without prejudice to the final resolution of disputes by arbitration pursuant to Clause 26, the Parties agree to adopt the following procedures in respect of claims of breach under Clause 15.1(a)(i) and 1.51(a)(ii):

(i)      In respect of any claim of breach brought under Clause 15.1(a)(i), the working teams of the Parties shall first make best business endeavors to resolve the dispute in good faith within one (1) month after Baidu has given written notice (which shall serve as the one month notice required under Clause 15.1(a)(i)); and, if the disputes remains unresolved, the claim shall be submitted to a committee (“Review Committee”) constituted by two (2) Baidu representatives, who shall be members of Baidu’s senior executive staff and shall not be in charge of the travel related Zhixin Platform and travel related Intermediate Page, and one (1) independent director of Qunar for review; if the Review Committee confirms by simple majority vote the existence of the breach and issues a resolution proposal, Qunar shall remedy the breach accordingly within two weeks, the completion of which shall be finally confirmed by the Review Committee at the end of the two weeks. If Qunar fails to remedy the breach pursuant to the resolution proposal, Baidu may terminate this Agreement immediately pursuant to Clause 15.1(a)(i).

(ii)     In respect of any claim of Material Breach brought under Clause 15.1(a)(ii), the dispute shall be submitted to the Review Committee immediately after Baidu issues a notice to Qunar in respect of such breach; the Review Committee shall review and confirm by simple majority vote whether the breach constitutes a Material Breach within one week; and upon the confirmation of the existence of a Majority Breach, Baidu may immediately terminate this Agreement pursuant to Clause 15.1(a)(ii).

(c)     Consequence of Termination for Cause

(i)      Upon termination pursuant to Clause 15.1(a)(i) above during the Initial Term, Baidu shall be entitled to exercise, in addition to any Warrants already exercisable or exercised and any cash received or payable to it, any issued Warrants that would otherwise be exercisable within six months if the Parties continue to perform this Agreement.

(ii)     Upon termination pursuant to Clause 15.1(a)(ii) and (iii) above at any time during the Initial Term, Baidu shall be entitled to receive, in addition to any Warrants already exercisable or exercised and any cash received or payable to it, an amount of cash equal to the larger of:

a)       the sum of (x) three times the value amount of the Warrants already exercisable or exercised, and (y) three times the Baidu Entitlement in respect of the elapsed period of the Initial Term received by or payable to Baidu; and

b)       three times the value amount of the remaining issued Warrant held by Baidu,

provided however that if Baidu chooses to terminate this Agreement pursuant to Clause 15.1(a), Baidu shall allow reasonable time but no more than three (3) months for Qunar to meet the cash flow needs if there is a valid commercial reason that Qunar temporarily has a cash shortage which shall be substantiated by evidence and Qunar shall pay interest on the amount payable at the loan interest rate for the same period set by the People’s Bank of China.

“Value amount” as used in this Clause 15.1 shall be an amount equal to the number of ordinary shares underlying the relevant Warrants times the Reference Price.

15.2   Either party may terminate this Agreement upon written notice upon the occurrence of any of the following events: (i) any voluntary or involuntary filing in bankruptcy, reorganization or receivership or under similar laws for the protection of creditors, by or directed against the other party; (ii) any assignment for the benefit of the other party’s creditors; (iii) any liquidation or dissolution of the other party or such other party ceases to do business in the normal course; or (iv) any law, regulation or requirement of any governmental or regulatory authority in the PRC which requires the termination of this Agreement.

16. Representation and Warranties

Both Parties have the right, power and authority to enter into and perform this Agreement; the Parties shall ensure the execution of, and the acquisition of any necessary documents or permits for, this Agreement.

17. Force Majeure

In the event and to the extent that either party is prevented from fulfilling its duties hereunder (other than an obligation with respect to payment of money), by reason of an act of God, strike, riot, labor dispute, national disaster, order or decree of any governmental agency or tribunal, or any other reason beyond the reasonable control of Baidu or Qunar, as the case may be (a “Force Majeure Event”), the performance of such obligation shall be suspended during the period of prevention occasioned by the existence of such condition. If any such Force Majeure Event as described herein shall continue for a period of sixty (60) consecutive days during the Initial Term, either party shall have the right thereupon to terminate this Agreement immediately upon written notice to the other party.

18. Indemnity

Any party that breaches its obligations hereunder (including without limitation the failure to ensure its controlled Affiliates to comply with this Agreement) shall be liable to compensate the other relevant party(ies) for losses and damages incurred as a result.

19. Compliance with Laws

19.1   Each party shall, and shall cause its controlled Affiliates to, comply with all laws, regulations and requirements of any governmental or regulatory authority in the PRC in connection with the performance of this Agreement.

19.2   Qunar further undertakes that it will comply with, and shall not result in Baidu or its controlled Affiliates’ breach of, any applicable legal requirements, including but not limited to, any applicable IP protection requirements, during its operation of the Cooperation Platform.

20. Business Data; IP Ownership

20.1   Baidu and Qunar shall jointly and separately own the information and business data (collectively, the “Business Data”) relating to, collected, generated, or derived from the Cooperation Platform or users. Each Party agrees that it shall not use the Business Data to conduct business that is competing against the other Party, regardless of by itself, its Affiliates or in cooperation with third parties.

20.2   From the date of this Agreement and until the later of (i) the termination of the Non-Competition Undertaking of Baidu under Clause 12 and (ii) termination of the non-competition undertaking of Baidu under Section 3.01 of the BCA , Qunar shall not, and shall cause its controlled Affiliates not to;

(a)     make any use of the Business Data relating to, collected, generated, or derived from the Cooperation Platform or users thereof for any purpose other than for the cooperation contemplated in this Agreement; or

(b)     sell, provide, or disclose the Business Data, directly or indirectly, to any other person or entity. For the purpose of this Clause, “Indirectly” shall include, but not limited to disclosure or provision by Qunar’s other cooperating partners to any other person or entity.

20.3   As between the parties, Qunar acknowledges and agrees that Baidu owns all Intellectual Property Rights related to or arising out of Baidu’s trademarks, trade names, service marks, service names, logos and/or other distinct brand elements and the Baidu Site (collectively, “Baidu Property”). Baidu shall retain all right, title and interest in the Baidu Property and no rights in, title to or ownership of the Baidu Property, or any part thereof, is transferred to Qunar. As between the parties, Baidu acknowledges and agrees that, Qunar owns all Intellectual Property Rights related to or arising out of Qunar’s trademarks, trade names, service marks, service names, logos and/or other distinct brand elements and the Qunar Site (collectively, “Qunar Property”). Qunar shall retain all right, title and interest in the Qunar Property and no rights in, title to or ownership of the Qunar Property, or any part thereof, is transferred to Baidu.

20.4  Qunar shall have the right to mark the content on the Cooperation Platform as sourced from the Qunar Site with prior approval from Baidu. Qunar shall be responsible for the authenticity and legality of such content(s), and agrees to indemnify Baidu for any damages incurred to Baidu, any claims by users of the Cooperation Platform (whether or not based on Baidu’s product guaranty policy) or by third parties brought against Baidu due to infringement of rights or applicable laws by Qunar’s contents.

21. Termination of Product Integration and Traffic Undertaking under the BCA

The Parties hereby acknowledge and agree that, (i) Section 2.01(b) (“Production Integration” for airline tickets and hotels) of the BCA, and (ii) Section 2.02 (“Traffic Undertaking”) (including any separate traffic guaranty agreement entered into under such Section 2.02) of the BCA, shall terminate as of January 1, 2014, provided that if this Agreement is terminated earlier than the BCA, Section 2.01 (b) and Section 2.02 of the BCA shall be reinstated and binding during the remaining term of the BCA.

Baidu shall undertake that the daily page views generated for Qunar from users of mobile products of Baidu be no less than 30,000 during the term of this Agreement.

22. Effectiveness	This Agreement (including the schedules and appendices hereto) shall take effect as of the earlier of (i) January 1, 2014, and (ii) the 15th day after the Qualified IPO (such earlier date, the “Effective Date”) except as otherwise provided with respect to any specific clause(s) herein.

23. Confidentiality

23.1   All of the terms and conditions (other than the existence hereof) of this Agreement and the Confidential Information of the other party shall be kept confidential by the parties hereto and shall not be disclosed by either party to any third party, except (i) as may be required by law, regulation or requirement of any governmental or regulatory authority, (ii) to a party’s accountant, auditors, consultants and legal counsels who shall be bound to the confidentiality obligations of this provision, and (iii) to an Affiliate, subject to such Affiliate agreeing to maintain the confidentiality of such terms and conditions. Each party agrees to take reasonable precautions to prevent any unauthorized use, disclosure, publication, or dissemination of the information protected under this provision and further agrees not to use such information for its own, or any third party’s benefit.

23.2   For the purposes of this Agreement, “Confidential Information” means any information or material shared or disclosed by either party to the other party in connection with this Agreement, in tangible or intangible form that: (i) is confidential and proprietary to the disclosing party, which derives economic value from not being generally known and is the subject of reasonable efforts by the disclosing party to maintain its secrecy; or (ii) the disclosing party obtains from any third party which the disclosing party treats as proprietary whether or not owned by the disclosing party. The provisions of this Agreement shall not apply to, and the Confidential Information shall exclude, information (a) generally available to the public other than as a result of improper disclosure by the receiving party, (b) obtained by the receiving party from a third party under no obligation of confidentiality, (c) independently developed by the receiving party without any use of the Confidential Information, (d) previously known to, developed by or in the possession of the receiving party at the time of receipt thereof from the disclosing party, or (e) approved in writing by the disclosing party for disclosure. The confidentiality obligations set forth in this Clause shall continue indefinitely for so long as the Confidential Information is a trade secret under applicable law and shall continue for five (5) years following termination or expiration of this Agreement with respect to Confidential Information that does not rise to the level of a trade secret. All Confidential Information of each party as the disclosing party shall remain the property of such party and no license or other rights to such party’s confidential information is granted or implied hereby.

24. Further Actions

24.1   Each Party hereto agrees to, and shall procure its Affiliates to, take any and all actions, including, without limitation, the execution and/or filing of further agreements, certificates or instruments necessary or appropriate to give effect to the terms and conditions set forth in this Agreement, and implement the transactions under this Agreement in accordance with applicable laws. Other relevant matters not specifically addressed by this Agreement shall be discussed and agreed upon by the Parties or their respective Affiliates, and separate legal documents shall be signed accordingly.

24.2   If any regulatory hurdles or concerns arise in the course of the implementation of the transactions hereunder, the Parties will use their utmost efforts to agree upon equitable solutions to achieve the same economic effect as contemplated hereby.

25. Severability	If any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law, and the Parties shall use their utmost efforts to agree upon equitable solutions to achieve the same economic effect and the purposes of this Agreement as contemplated hereby.
26. Governing Law:

This Agreement shall be governed by the laws of the Hong Kong Special Administrative Region of the People’s Republic of China. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in Hong Kong under the UNCITRAL Arbitration Rules in accordance with the HKIAC Procedures for the Administration of International Arbitration in force at the date of this Agreement.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have executed this Framework Cooperation Agreement as of the date first written above.

Baidu, Inc.

By:	/s/ Robin Li
Name: Robin Li
Title: Director

Qunar Cayman Islands Limited

By:	/s/ Chenchao Zhuang
Name: Chenchao Zhuang
Title: President

Schedule 1

Definitions

“Affiliate”

means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that Qunar and its Subsidiaries shall be deemed not to be Affiliates of Baidu, and vice versa.

“App Builder”, “Site Builder”, or “Clouda”

means the “App Builder”, “Site Builder” and “Clouda” application development tool, respectively, provided by Baidu for building, running and operating Light Applications, or any successor, derivation or replacement thereof.

“Baidu Entitlement”	has the meaning given to it in Clause 9.2.
“Baidu Property”	has the meaning given to it in Clause 20.3.
“Baidu Site”	means each website located at www.baidu.com and www.baidu.jp, including any successor URL or renamed site and any and all sub-domains or underlying paths thereof.
“Benchmark MTG”	has the meaning given to it in Clause 4.1.
“Benchmark Revenue”	has the meaning given to it in Clause 9.1.
“BCA”	means the Business Cooperation Agreement entered into between Baidu and Qunar as of July 24, 2011 and as subsequently amended on June 27, 2013.
“Business Data”	has the meaning given to it in Clause 20.1.
“Collaborative Products”	means airline tickets, hotels, and Package Tour Products.
“Confidential Information”	has the meaning given to it in Clause 23.2.
“Cooperation Platform”	the travel related Zhixin Platform and the travel related Intermediate Page on PC Internet.
“Effective Date”	has the meaning given to it in Clause 22.
“Exercise Period”	has the meaning given to it in Clause 4.1(a).
“Expiry Date”	has the meaning given to it in Clause 4.1(a).

1

“Fair Market Price”

means, as of any date, the value of a share of the Company’s class B ordinary shares determined as follows: (i) if Qunar has achieved a Qualified IPO, the average closing sales price per share on the exchange for the preceding ten (10) days on which there was a sale of class B ordinary shares of Qunar on such exchange; or (ii) if Qunar has not achieved an Qualified IPO, such value as a reputable third-party expert (to be jointly appointed by the Parties) in its discretion may in good faith determine.

“Force Majeure Event”	has the meaning given to it in Clause 17.
“Initial Term”	refers to the period between the Effective Date and the end of 2016.
“Intermediate Page”	means the “Intermediate Page” platform maintained by Baidu, or any successor, derivation or replacement thereof.
“IPO Price”	means the price at which Qunar’s ordinary shares are offered in a Qualified IPO.
“laws”	means all applicable statutes, laws, regulations, rules, codes, provisions, circulars, orders, decisions, judgments, awards, or interpretations of any government authority.
“Light Application(s)”	means application(s) developed by way of the Light Applications Platform or made available on such platform.
“Light Application(s) Platform” or “Light App(s) Platform”	means the “Light Applications” platform (including but not limited to App Builder, Site Builder and Clouda) launched by Baidu, or any successor, derivation or replacement thereof.
“Logged-in Baidu User”	refers to a user that has logged into his/her Baidu account.
“Material Breach”	has the meaning given to it in Clause 15.1(a).
“Minimum Traffic Guarantee” or “MTG”	has the meaning given to it in Clause 10.
“Non-logged-in Baidu User”	refers to a user that has not logged into his/her Baidu account.
“Package Tour Product”

means package tour products which contain at least six tour elements; provided that (i) any trip by air, by train, by sea or by bus longer than 400 kilometers shall be counted as one element, (ii) any round trip of such nature shall be counted as two elements, (iii) one hotel room night shall be counted as one element and (iv) two hotel room nights shall be counted as two elements.

“Person”	means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government entity.

2

“PRC”	means the People’s Republic of China.
“Qualified IPO”

means the consummation of Qunar’s sale of its ordinary shares in a firm commitment underwritten public offering pursuant to a registration statement which results in aggregate cash proceeds to Qunar in excess of US$50,000,000 (before deduction of underwriting discounts, commissions and expenses).

“Qualified Revenue”	has the meaning given to it in Schedule 2 of this Agreement.
“Qunar Site”	means the website located at www.qunar.com, including any successor URL or renamed site and any and all sub-domains or underlying paths thereof.
“Qunar Property”	has the meaning given to it in Clause 20.3.
“Reference Price”	means, the IPO price; or, if Qunar has not achieved a Qualified IPO by the Effective Date, the Fair Market Price on the Effective Date.
“Review Committee”	has the meaning given to it in Clause 15.1(b).
“Renewed Period”	has the meaning given to it in Clause 11.
“Subsidiaries”

means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person.

“Warrant(s)”	has the meaning given to it in Clause 4.1.
“Warrant Share(s)”	has the meaning given to it in Clause 4.1(b).
“Zhixin Platform”	means the “Zhixin” platform maintained on the Baidu Site, or any successor, derivation or replacement thereof.

3

Schedule 2

Calculation of Qualified Revenue

“Qualified Revenue” 包括在合作平台 (Cooperation Platform) 上实现的、以及由合作平台导流到 Qunar Site 之后, Qunar 在用户的整个 user session 中所实现的所有收入（包括但不限于推广、广告、交易佣金等收入)； 该收入的统计以美国通用会计准则中的收入（ GAAP Revenue ）为计算口径。

“users session” 用互联网行业中的一般接受的方式界定，可参考如下定义: The session of activity that a user with a unique IP address spends on a Web site during a specified period of time. The number of user sessions on a site is used in measuring the amount of traffic a Web site gets. The site administrator determines what the time frame of a user session will be (e.g., 30 minutes). If the visitor comes back to the site within that time period, it is still considered one user session because any number of visits within that 30 minutes will only count as one session. If the visitor returns to the site after the allotted time period has expired, say an hour from the initial visit, then it is counted as a separate user session. (http://www.webopedia.com/TERM/U/user_session.html.)

1